Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & CEO
Thursday, August 12, 2010	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

REPORTS 2nd QUARTER 2010 EARNINGS,

ACQUIRES ORCHARD ASSETS OF IASCO

Hilo, Hawaii — ML Macadamia Orchards, L.P. (OTCQX: NNUT), today reported a second quarter net loss of $118,000 or ($0.02) per Class A Unit, on revenues of $626,000. In the second quarter of 2009, the Partnership reported a net loss of $291,000 on $1.0 million in revenues. The second quarter marks the end of the harvest season and is usually one of the year’s lowest harvest periods, accounting for less than 4% of the total year’s harvest

There was no harvest and there were no macadamia nut sales for the three months ended June 30, 2010.  This compares with $374,000 in nut revenues during the second quarter of 2009, which included $116,000 in kernel sales from inventory and $258,000 in sales of nut-in-shell harvested. Farming service revenues were $626,000 or approximately 4% lower than the same quarter in 2009, due mainly to the timing of farming activities.

For the first six months of 2010, revenues were $3.0 million with a net loss of $143,000, or ($0.02) per Class A Unit. Revenues in the first six months of 2009 were $4.0 million with a net income of $141,000, or $0.02 per Class A Unit.

Hawaii continues to experience drier than normal conditions, precipitated by the El Nino weather phenomena. Our Ka’u orchards, located in one of the driest parts of the island, have experienced severe drought since December 2009. This has had some adverse effect on flower development, pollination and nut development which will likely result in lower nut production in the fall of 2010. Trees that received supplemental irrigation were less affected.

In contrast, the Keaau orchard which is located on the wetter northeast part of the island of Hawaii also recorded less, but adequate, rainfall and above average solar radiation.  This condition reduced the impact of floral diseases and contributed to better than expected pollination, fruit set and nut development at Keaau and provides a positive outlook for the fall nut production.  Production at the Mauna Kea orchard was not affected by El Nino and is forecasted to generate production at historical norms.

The geographic diversity of the two orchards and its divergent response to the El Nino weather pattern is expected to reduce, but not eliminate, the net overall negative impact on the 2010 calendar year production.

On August 6, 2010, effective August 1, 2010, the Partnership acquired from IASCO, a major farming contract customer, certain real property and assets used in connection with the macadamia nut farming operations on the property, for $12.5 million.  The real property consists of approximately 4,843 acres of land in the Ka’u district which includes approximately 1,100 acres of macadamia nut tree orchards, of which 900 acres are actively farmed, approximately 2,750 acres of undeveloped lava rock land (the “Option Parcel”) and other miscellaneous property.  The purchase also includes a well site, related pumps and engines, and in-field irrigation system for approximately 80% of the macadamia orchards.  As a result of the purchase, the Partnership acquired two lease agreements and one license agreement under which all macadamia nuts produced in the orchards must be sold to and are required to be purchased by Mauna Loa Macadamia Nut Corporation. The agreements are long term agreements which expire in various dates through 2080.  Prior to the acquisition of the orchards from IASCO, the Partnership provided farming services for these orchards under standard nut farming agreements. The annual farming services provided to IASCO generated approximately 50% to 55% of the Partnership’s total annual contract farming revenue.

The Asset Purchase Agreement includes a three year option allowing IASCO to reacquire the Option Parcel for one million dollars.  If the Option Parcel is reacquired and sold by IASCO the first five hundred thousand dollars in excess of the one million dollar option exercise price will be retained by IASCO with any amount in excess of one million five hundred thousand dollars being split equally between the Partnership and IASCO.  If the option is sold by IASCO, it will receive the first five hundred thousand dollars from such sale and the balance of the sales price of the option will be split equally by the Partnership and IASCO.  If the option is not exercised within a three year period the option expires.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices and the outcome of legal action, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

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Consolidated Income Statements (unaudited)

(in thousands, except per unit data)

	Three months		Six months
	ended June 30,		ended June 30,
	2010	2009	2010	2009

Macadamia nut sales	$—	$374	$1,172	$2,292
Contract farming revenue	626	651	1,802	1,704
Total revenues	626	1,025	2,974	3,996
Cost of goods and services
Costs of macadamia nut sales	—	330	896	1,780
Costs of contract farming services	578	582	1,658	1,541
Total cost of goods sold	578	912	2,554	3,321
Gross income	48	113	420	675
General and administrative expenses	369	402	747	821
Operating income (loss)	(321)	(289)	(327)	(146)
Other income (expense)	212	17	212	341
Interest expense	(7)	(15)	(13)	(30)
Income (loss) before tax	(116)	(287)	(128)	165
Income tax expense	2	4	15	24
Net income (loss)	$(118)	$(291)	$(143)	$141

Net cash flow (as defined in the Partnership Agreement)	$(58)	$(635)	$(829)	$9

Net loss per Class A Unit	$(0.02)	$(0.04)	$(0.02)	$0.02

Net cash flow per Class A Unit	$(0.01)	$(0.09)	$(0.11)	$0.00

Cash distributions per Class A Unit	$0.00	$0.00	$0.00	$0.00

Class A Units outstanding	7,500	7,500	7,500	7,500